Exhibit 99.1

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December 4, 2017

Tony Earley Retiring from Role as Executive Chair and Member of PG&E Corporation Board of Directors as Part of Planned Succession; Richard Kelly Takes on Role of Independent Non-Executive Chair of the Board

SAN FRANCISCO, Calif.—The PG&E Corporation Board of Directors today announced that Executive Chair Tony Earley, Jr., will retire from the PG&E Corporation and Pacific Gas and Electric Company Boards and as a PG&E Corporation employee effective Dec. 15, 2017.

Mr. Earley’s retirement is consistent with PG&E’s leadership succession plan that was initiated in November 2016 with the announcement that Mr. Earley was elected to serve as Executive Chair of the PG&E Corporation Board of Directors.

Mr. Earley was succeeded as Chief Executive Officer and President of PG&E Corporation on March 1 by Geisha Williams, who has more than three decades of experience in the energy industry. Ms. Williams joined Pacific Gas and Electric Company in 2007 and was named Executive Vice President, Electric Operations, in 2011. She was named President, Electric, and a member of Pacific Gas and Electric Company’s Board in 2015, and was elected to PG&E Corporation’s Board in May 2017. She previously held executive roles at Florida Power and Light Company.

With Mr. Earley’s retirement, the PG&E Corporation Board of Directors elected Richard C. Kelly to serve as the independent non-executive Chair of the Board effective Dec. 16, 2017. As Board Chair, Mr. Kelly will be responsible for leading the Board’s independent oversight of management.

Mr. Kelly is retired Chairman and Chief Executive Officer of Xcel Energy Inc., a supplier of electric power and natural gas service in eight Western and Midwestern states. From August 2000 until his retirement in September 2011, he held various executive positions at Xcel Energy Inc., including President, Chief Operating Officer, and Chief Financial Officer. Prior to the merger forming Xcel Energy Inc. in 2000, Mr. Kelly held a variety of finance-related positions at predecessor companies New Century Energies and Public Service of Colorado. Mr. Kelly has been a director of PG&E Corporation and Pacific Gas and Electric Company since June 2013. He was formerly a director of Canadian Pacific Railway and BrightSource Energy, Inc.

Mr. Kelly said, “We greatly appreciate Tony Earley’s strong leadership both during his tenure as CEO and as Executive Chair. As Tony moves into retirement, we are fortunate to have Geisha at the helm. Geisha is a strong and decisive leader who has articulated a clear vision of clean energy leadership while also focusing on keeping our services affordable, reliable and, above all, safe. We look forward to supporting her and the management team in the years ahead.”

Mr. Earley said, “I’ve been honored to lead the women and men of PG&E. They are immensely dedicated to supporting our customers and building a better California. I am retiring knowing that Geisha Williams, Nick Stavropoulos and the entire executive team will continue to lead PG&E on its journey to be the safest, most reliable and most environmentally responsible energy provider in the U.S. The choice of Dick Kelly as independent Chair adds years of superb utility experience to the corporate governance process.”

Ms. Williams said, “It has been a privilege to work with Tony Earley. He has been an inspiring leader, mentor and friend, and all of us at PG&E wish him many years of happiness. I look forward to working with Dick Kelly and the entire Board as we work toward our vision of a sustainable energy future.”

About PG&E Corporation
PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility. PG&E serves nearly 16 million Californians across a 70,000-square-mile service area in Northern and Central California. For more information, visit www.pgecorp.com and www.pge.com.